Confidential

June 6, 2011

Board of Directors
Jiangbo Pharmaceuticals, Inc. (the "Company")
25 Haihe Road, Laiyang Economic Development Zone
Laiyang City, Yantai
Shandong, China 265200

Board of Directors of Jiangbo Pharmaceuticals:

This letter is to inform you that I am resigning as a member of the Board of Directors of Jiangbo Pharmaceuticals, Inc., effective immediately.

It has been my pleasure to serve on the board for the benefit of the Company's shareholders. However, for the reasons detailed in writing to you in a separate letter of today's date, I feel the Company has made it impossible for me to fulfill my duties and that I have no choice but to resign.

It is my sincere hope that the Company can quickly rectify the circumstances that have occasioned my resignation.

Sincerely,

Michael Marks